SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certificate and Notice of  Termination of  Registration  under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-18504
                         Commission File Number 0-18512
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                    Participating Income Properties II, L.P.
                     FFCA Investor Services Corporation 88-C
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               (Exact name of the co-registrants as specified in
                         their organizational documents)

  The Perimeter Center, 17207 North Perimeter Drive, Scottsdale, Arizona 85255;
                                 (480) 585-4500
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          (Address, including zip code, and telephone number, including area code, of co-registrants' principal executive offices)

                          Limited Partnership Interests
                      Limited Partnership Depository Units
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            (Title of each class of securities covered by this Form)

                                      None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place and X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty of file reports:

   Rule 12g-4(a) (1) (i)       [x]           Rule 12h-3(b) (1) (ii)      [  ]
   Rule 12g-4(a) (1) (ii)      [  ]          Rule 12h-3(b) (2) (i)       [  ]
   Rule 12g-4(a) (2) (i)       [  ]          Rule 12h-3(b) (2) (ii)      [  ]
   Rule 12g-4(a) (2) (ii)      [  ]          Rule 15d-6                  [  ]
   Rule 12h-3(b) (1) (i)       [  ]

     Approximate number of holders of record as of the certification or notice date:

                                      None
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
     Pursuant to the requirement of the Securities Exchange Act of 1934, Participating Income Properties II, L.P. and FFCA Investor Services Corporation 88-C, as co-registrants, have caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.

                              PARTICIPATING INCOME PROPERTIES II, L.P.

                              By: FRANCHISE FINANCE CORPORATION OF AMERICA II, Managing General Partner

Date     July 14, 1999             By:  /s/ John Barravecchia
                                      ------------------------------------------
                                      John Barravecchia, Executive Vice
                                      President, Chief Financial Officer,
                                      Treasurer and Assistant Secretary

                              FFCA INVESTOR SERVICES CORPORATION 88-C

Date     July 14, 1999        By:  /s/ John Barravecchia
                                   ---------------------------------------------
                                   John Barravecchia,
                                   President, Secretary and Treasurer

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